Exhibit 10.4

THE BANK OF NOVA SCOTIA 250 Vesey Street, 23rd Floor New York, NY 10281

CONFIDENTIAL

March 31, 2025

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Attn: Daniel Hurstak

Project Lumberjack

Unsecured Term Loan Facility
Commitment Letter

Ladies and Gentlemen:

You have advised The Bank of Nova Scotia (together with its affiliates acting through such affiliates or branches as it deems appropriate, “Scotiabank”, “we”, “us” or the “Commitment Party”) that Unitil Corporation (“you” or the “Borrower”) intends to consummate the acquisition (the “Acquisition”), directly or indirectly, of 100% of the equity interests in Maine Natural Gas Company (the “Target”) pursuant to that certain Stock Purchase Agreement, dated as of March 31, 2025 by and among the Borrower and Avangrid Enterprises, Inc. (the “Seller”) (together with all exhibits, schedules, annexes and disclosure schedules thereto collectively, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C (the “Conditions Annex”), collectively, the “Commitment Letter”).

1.
Commitments.

In connection with the consummation of the Transactions, Scotiabank is pleased to advise you of its commitment to provide a $86,000,000 senior unsecured delayed-draw term loan facility (the “Facility”) subject only to the terms, and the satisfaction of the conditions, set forth herein and in the Conditions Annex. It is understood and agreed that the commitments of the Commitment Party to provide the Facility shall be reduced on a dollar-for-dollar basis by (y) (i) the aggregate cash proceeds of any issuance or sale of equity interests of the Borrower, any subsidiary of the Borrower, the Target or any subsidiary of the Target (other than, in the case of a subsidiary of the Borrower, the Target, or any subsidiary of the Target, any issuance or sale of equity to the Borrower, the Target or another wholly-owned subsidiary of the Borrower or the Target) for the purpose (directly or indirectly) of providing funding for all or any portion of the Acquisition consideration less (ii) the reasonable and customary fees, costs and expenses owing or paid to a person or entity (other than an affiliate) actually incurred by or on behalf of such issuer or seller in connection with such issuance or sale and any taxes paid or reasonably estimated to be paid by or on behalf of such issuer or seller to a governmental authority as a result of such issuance or sale (“Net Cash Equity Proceeds”) and (z) (i) the maximum committed amount of any debt financing (whether or not funded) obtained by or on behalf of the Borrower, any of its subsidiaries, the Target or any of the Target’s subsidiaries for the purpose (directly or indirectly) of providing funding for all or any portion of the Acquisition consideration less (ii) the reasonable and customary fees, costs and expenses owing or paid to a person or entity (other than an affiliate) actually incurred by or on behalf of such person in connection with such debt financing and any taxes paid or reasonably estimated to be paid by or on behalf of such person to a governmental authority as a result of such debt financing (“Net Cash Debt Proceeds”).

2.
Titles and Roles.

It is agreed that Scotiabank will act as the sole lead arranger, bookrunner and administrative agent for the Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by the Commitment Letter) unless you and we shall agree in writing (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, or co-bookrunner shall be entitled to greater economics in respect of the Facility than Scotiabank).

3.
Information.

You hereby represent and warrant that (with respect to information relating to or provided by or on behalf of the Seller, Target and any of their subsidiaries or other affiliates, to your knowledge) (a) all information and data, other than (i) customary projections of the Borrower (after giving effect to the Acquisition) (the “Projections”) and (ii) information of a general economic or industry specific nature (such information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to the Commitment Party, directly or indirectly, by you, your affiliates, the Seller, the Target or any of its subsidiaries, or by any of your or their respective representatives on your or their behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are or will be made (after giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the

2	Commitment Letter

period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect or incomplete in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use your commercially reasonable efforts to) promptly supplement the Information and the Projections, as applicable, such that (or, with respect to the Information relating to the Target and its subsidiaries, to your knowledge) such representations and warranties are correct and complete in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations and warranties.

4.
Conditions.

Our commitments hereunder to provide the Facility on the Closing Date and our agreement to perform the services described herein are subject only to the conditions set forth in the Conditions Annex and, upon satisfaction (or waiver by the Commitment Party) of such conditions, the Facility shall be effective.

5.
Limitation of Liability; Indemnity; Expenses.

To induce the Commitment Party to enter into the Commitment Letter and to proceed with the documentation of the Facility, you agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, the Commitment Letter, the Transactions or any related transaction contemplated hereby, the Facility or any use of the proceeds thereof or any claim, litigation, investigation, arbitration, or administrative, judicial or regulatory action or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Seller, your or any of the Seller’s equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person promptly after receipt of written request for any reasonable documented fees and expenses of counsel to the Indemnified Persons (provided, that, in the case of fees and expenses of counsel, your obligations shall be limited to (x) one primary outside counsel and (y) one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for all Indemnified Persons taken as a whole (and in the case of an actual or perceived conflict of interest, another firm of counsel for each such affected Indemnified Person)), or other reasonable documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, successors, agents, advisors, representatives or controlling persons (collectively, such Indemnified Person’s “Related Persons”) (as determined by a court of competent jurisdiction in a final and non-appealable decision),

3	Commitment Letter

(ii) the material breach by such Indemnified Person or any of such Indemnified Person’s Related Persons of its obligations under the Commitment Letter which is not made by such Indemnified Person or such Indemnified Person’s Related Persons in response to a material breach of your obligations under the Commitment Letter (all as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than the Lead Arranger or an agent under the Facility acting in its capacity as such) and (b) whether or not the Closing Date occurs, to reimburse the Commitment Party from time to time upon demand for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, fees and expenses of the Commitment Party’s consultants (to the extent any such consultant has been retained), and of counsel (provided, that, in the case of fees and expenses of counsel, your obligations shall be limited to (x) one primary outside counsel and (y) one firm of local or regulatory counsel in each appropriate jurisdiction, in each case for all Indemnified Persons taken as a whole (and in the case of an actual or perceived conflict of interest, another firm of counsel for each such affected Indemnified Person)), in each case incurred in connection with the Facility and the preparation, negotiation and enforcement of the Commitment Letter and the definitive documentation (the “Facility Documentation”) evidencing and governing the Facility (collectively, the “Expenses”).

Notwithstanding any other provision of the Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Commitment Letter, the Transactions (including the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation, negotiation and execution of the Commitment Letter and the Facility Documentation; provided that nothing contained in clause (ii) shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

4	Commitment Letter

Notwithstanding anything contained in this Commitment Letter, Borrower shall not have any liability hereunder to any Indemnified Person to the extent an Indemnified Person effects any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such an Indemnified Person without Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.
Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates (i) may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you and your respective affiliates may have conflicting interests regarding the transactions described herein and otherwise and (ii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons. Neither the Commitment Party nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by the Commitment Letter or their other relationships with you in connection with the performance by it or its affiliates of services for other persons, and neither the Commitment Party nor its affiliates will furnish any such information to other persons in contravention of Section 7 hereof. You also acknowledge that neither the Commitment Party nor its affiliates has any obligation to use in connection with the transactions contemplated by the Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that the Commitment Party is a full service securities firm engaged, either directly or through its respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Seller and other companies that may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities issued by you, the Seller or other companies that may be the subject of the arrangements contemplated by the Commitment Letter or engage in commodities trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with your interests or the interests of the Seller. You agree that the Commitment Party will act under the Commitment Letter as an independent contractor and that nothing in the Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party or any of its affiliates, on the one hand, and you, the Seller, or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by the Commitment Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its affiliates (as the case

5	Commitment Letter

may be) are acting solely as principals and not as agents or fiduciaries of you, the Seller, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Party and its affiliates (as the case may be) has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or the Seller on other matters) except the obligations expressly set forth in the Commitment Letter, and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the Transactions or the process leading thereto.

7.
Confidentiality.

You agree that you will not disclose, directly or indirectly, the Commitment Letter or any of the contents hereof, or the activities of the Commitment Party pursuant hereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, subsidiaries or controlling persons, in each case, who are directly involved in the consideration of this matter and have a need to know the information contained herein, as applicable, are informed of the confidential nature of the Commitment Letter and the contents hereof, and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Party consents in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule, regulation or subpoena or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to use commercially reasonable efforts to inform us promptly thereof prior to disclosure), including with regards to filings, audits or examinations with the Securities and Exchange Commission; provided that (i) you may disclose the Commitment Letter and its contents in connection with any public filing relating to the Transaction, (ii) [reserved], (iii) you may disclose the Commitment Letter and the contents hereof to the extent the Commitment Letter or the contents hereof become publicly available other than by reason of disclosure by you in breach of the Commitment Letter, (iv) [reserved], and (v) you may disclose the Commitment Letter and the contents hereof to the extent necessary to enforce your rights and remedies hereunder.

The Commitment Party and its affiliates will use all information provided to it or such affiliates by or on behalf of you, the Target or your or its respective subsidiaries hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services that are the subject of the Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process (in which case the Commitment Party agrees (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority or other regulatory or self-regulatory authority exercising routine examination or regulatory authority), to the extent

6	Commitment Letter

practicable and not prohibited by applicable law or regulation, to use commercially reasonable efforts to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority or other regulatory or self-regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to use commercially reasonable efforts to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party or any of its affiliates, (f) to the Commitment Party’s affiliates and to its employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with the Commitment Party responsible for such person’s compliance with this paragraph), (g) for purposes of establishing a “due diligence” defense, (h) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business for league table purposes, (i) to the extent that disclosure of such information is necessary to enforce the rights and remedies of the Commitment Party or any of its affiliates hereunder or (j) with your prior written consent. The obligation of the Commitment Party and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Facility upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

8.
Miscellaneous.

The Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be null and void. The Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Party hereunder; provided that the Commitment Party will be liable for the actions or inactions of any such person whose services are so employed. The Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. The Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of the Commitment Letter by

7	Commitment Letter

facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Commitment Letter and/or any document to be signed in connection with the Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. The Commitment Letter (including the Exhibits and annexes hereto), (i) is the only agreement that have been entered into among the parties hereto with respect to the Facility and (ii) supersedes all prior understandings, whether written or oral, among us with respect to the Facility and sets forth the entire understanding of the parties hereto with respect thereto. THE COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Notwithstanding the provisions of the Commitment Letter, it is understood and agreed that (a) the determination of the accuracy of the Specified Acquisition Agreement Representations and whether as a result of the inaccuracy thereof you or your applicable affiliate has the right to terminate your (or their) obligations under, or otherwise not consummate, the Acquisition pursuant to the Acquisition Agreement and (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, and claims or disputes arising out of such determination or any aspect of such determination shall be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Commitment Letter or the transactions contemplated hereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), we may be required to obtain, verify and record information that identifies the Borrower, and to the extent applicable, the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow us to identify the Borrower and to the extent applicable, the Guarantors, in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.

This paragraph and the indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, and confidentiality provisions contained herein and the provisions of Section 6 of the Commitment Letter shall remain in full force and effect regardless of whether the Facility Documentation is executed and delivered and notwithstanding the termination or expiration of the Commitment Letter or the commitment hereunder; provided that your obligations under the Commitment Letter shall automatically terminate and be superseded by the applicable provisions of the Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Letter and/or all or a portion of the commitments with respect to the Facility (or any portion thereof) hereunder at any time by written notice to us subject to the provisions of the preceding sentence; provided that any such termination shall not, by itself, constitute a waiver of any breach of the Commitment Letter by the Commitment Party occurring prior thereto.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, the Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of the Commitment Letter by returning to us executed counterparts of the Commitment Letter not later than 11:59 p.m., New York City time, on March 31, 2025. Our commitments and obligations hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us the Commitment Letter, we agree to hold our commitments available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facility and (iii) 5:00 p.m., New York City time, on the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) (this clause (iii), the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, the Commitment Letter and the commitments of the Commitment Party hereunder and our agreement to provide the services described herein shall automatically terminate unless the Commitment Party shall, in its sole discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the Transactions.

Very truly yours,

THE BANK OF NOVA SCOTIA

By:___/s/ Sean Riley___________________

Name: Sean Riley

Title: Director

[Signature Page to Commitment Letter – Project Lumberjack]

Accepted and agreed to as of
the date first above written:

UNITIL CORPORATION

By __/s/ Daniel Hurstak

Name: Daniel Hurstak

Title: CFO

[Signature Page to Commitment Letter – Project Lumberjack]

EXHIBIT A

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

In connection with the foregoing, it is intended that:

1.
Pursuant to the Acquisition Agreement, the Borrower intends to acquire 100% of the equity interests in the Target.
2.
The Borrower intends to obtain $86,000,000 in aggregate principal amount of senior unsecured term loans under the Facility, subject to dollar-for-dollar reductions for Net Cash Equity Proceeds and Net Cash Debt Proceeds.
3.
The proceeds of the Facility (a) funded on the Closing Date, will be applied solely to pay (i) a portion of the consideration to consummate the Acquisition and any other payments required under the Acquisition Agreement and (ii) the fees and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Costs”) and (b) funded after the Closing Date, shall be available for general corporate purposes of the Borrower.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-1	Commitment Letter

EXHIBIT B

Summary of Principal Terms and Conditions

[See attached]

Commitment Letter

EXHIBIT B

Project Lumberjack
Senior Unsecured Term Loan Facility
Summary of Principal Terms and Conditions1

Term Facility:	A term loan facility in an aggregate principal amount of $86,000,000 reduced on a dollar-for-dollar basis by Net Cash Equity Proceeds and Net Cash Debt Proceeds (the “Facility”).
Borrower:	Unitil Corporation, a New Hampshire corporation (the “Borrower”).
Administrative Agent:	The Bank of Nova Scotia (individually, “Scotiabank” and, in such capacity, the “Administrative Agent”).
Lenders:	Scotiabank or such other lenders as Scotiabank and the Borrower shall agree (in such capacity, the “Lenders”).
Availability:

The Facility will be a multi-draw term loan facility available during the period beginning on the Closing Date (as defined below) to the one (1) year anniversary thereof. Principal amounts in respect of the Facility that are repaid or prepaid, may not be re-borrowed.

Use of Proceeds:

The proceeds of the Facility will be used (i) on the Closing Date to pay (A) a portion of the consideration for the Acquisition and (B) fees, costs and expenses in connection with the consummation of the Acquisition and the closing of the Facility and (ii) thereafter for general corporate purposes of the Borrower.

Closing Date:	The date on which the Acquisition is consummated (the “Closing Date”).
Maturity Date:	The first anniversary of the Closing Date.
Security:	The Facility shall be unsecured.
Pricing:	As set forth on Annex I to this Exhibit B.
Call Protection:	None.
Amortization:	None.
Mandatory Prepayments:

100% of net cash proceeds from (a) issuances of any debt for borrowed money (other than Permitted Debt (as defined below)) or (b) equity securities (other than (x) equity securities issued pursuant to the Borrower’s Dividend Reinvestment and Stock Purchase Plan, (y) proceeds up to $5 million received by the Borrower and its

1 Capitalized terms used herein, but not defined herein, shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”), in Exhibit A to the Commitment Letter or in Exhibit C to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

subsidiaries after the Closing Date from equity securities issued in one or more public offerings, each pursuant to a registration statement, and (z) equity securities issued by Target or a subsidiary of Borrower to Borrower or a wholly-owned subsidiary of Borrower) issued by the Borrower or any subsidiary of the Borrower shall be applied to repay amounts outstanding under the Facility. “Permitted Debt” means (i) issuances of permitted debt for normal additions and improvements to plant and equipment and for working capital not to exceed $175 million in the aggregate, (ii) intercompany indebtedness among the Borrower and its subsidiaries, (iii) the Borrower’s revolving credit facility not to exceed the current limit of such facility, (iv) any other working capital, commercial paper, letter of credit or overdraft facility incurred in the ordinary course of business not to exceed $25 million in the aggregate, (v) purchase money indebtedness, equipment financings, finance leases or capital lease obligations, (vi) hedging and cash management arrangements, (vii) all other interest-bearing indebtedness for borrowed money which is classified and reported on the Borrower’s most recent annual report on Form 10-K dated December 31, 2024 as “long term” and any refinancings, renewals or extensions thereof that do not increase the outstanding principal amount thereof, and (viii) such other permitted indebtedness as agreed by the Lenders.

Mandatory prepayments will also be required to be made with 100% of the net cash proceeds of any amounts received by the Borrower after the Closing Date (i) from non-ordinary course asset sales or dispositions, (ii) from insurance claims in respect of all or a substantial portion of the Borrower’s material assets, and (iii) in relation to the Acquisition in respect of any representation or warranty being untrue and reductions to the Acquisition consideration paid as a result of the calculation of working capital adjustments after the Closing Date, subject to (A) in all cases, applicable thresholds and materiality qualifiers to be agreed and (B) in the case of (i) and (ii) above, customary reinvestment provisions.

Documentation:

The definitive documentation for the Facility (the “Financing Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Exhibit B and, to the extent any terms are not set forth in this Exhibit B, will contain terms and conditions customary for financings of this type and otherwise as may be mutually agreed (it being understood and agreed that the Financing Documentation will reflect the operational, agency and other form or ministerial provisions for credit agreements of the Administrative Agent); provided that the representations, warranties, covenants and events of default applicable to the Borrower and its subsidiaries shall be subject to materiality thresholds and exceptions at least as permissive as those in the Second Amendment to Third Amended and Restated Credit Agreement dated January 29, 2025 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders (the "BoA Agreement") (collectively, the “Documentation Principles”).

Conditions Precedent to Closing:	The funding of the Facility on the Closing Date will be subject only to the satisfaction of the conditions precedent set forth in the Conditions Annex.
Representations and Warranties:

Usual and customary for a facility of this type and consistent with the Documentation Principles, limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, power and qualification (including not being an affected financial institution, a legal entity customer under beneficial ownership regulations or a covered entity under the QFC regulations); ownership and capitalization; authorization, execution, delivery and enforceability; no conflict with laws, governing documents or material agreements and no requirement for consents or approvals; compliance with all applicable laws and regulations and maintenance of all required consents and approvals; payment of taxes; intellectual property; environmental matters; insurance; subsidiaries; ownership of property; ERISA and employee benefit matters; the Investment Company Act and other governmental regulations; margin stock; employee and labor relations; financial statements; absence of any Material Adverse Effect; solvency; title to properties; absence of material litigation; anti-corruption laws, anti-money laundering laws and sanctions; no default; use of proceeds; “designated senior indebtedness” (consistent with the BOA Agreement); and accuracy of disclosure (including, without limitation, accuracy of information contained in any beneficial ownership certification). “Material Adverse Effect” shall mean a material adverse effect on one or more of the following: (a) the business, assets, operations, property, liabilities (actual or contingent) or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under any loan documents to which it is a party in accordance with the terms thereof, or (c) the validity or enforceability of the obligations of the Borrower or rights or remedies of the Administrative Agent or the Lenders under any loan document.

Affirmative Covenants:

Usual and customary for a facility of this type and consistent with the Documentation Principles, limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): financial reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis)); other reports and notices (including notices of defaults, litigation and other material events and delivery of management letters); continuation of business and maintenance of existence; maintenance of property, rights and privileges; maintenance of insurance; maintenance of books and records; payment of taxes and other obligations; compliance with laws and regulations (including environmental laws and ERISA); payment and discharge of all material contracts (with management agreements deemed not to be material contracts); enforcement of rights under the Acquisition Agreement; right of the Administrative Agent and Lender to inspect property and books and records; use of proceeds; anti-corruption laws, anti-money laundering laws and sanctions; further assurances and, if applicable, post-closing obligations.

Financial Covenant:

Maximum Debt to Capitalization Ratio of 65%, tested quarterly. The financial covenant will apply to the Borrower and its subsidiaries on a consolidated basis, with definitions to be mutually agreed upon.

Negative Covenants:

Usual and customary for a facility of this type and consistent with the Documentation Principles, limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to mutually agreed upon materiality thresholds and exceptions to be at least as permissive as those in the BoA Agreement): limitation on debt (other than Permitted Debt or debt the proceeds of which will prepay the borrowings under the Facility); limitation on liens including a prohibition on the granting of liens to secure any unsecured debt of the Borrower or the refinancing or replacement of unsecured debt of the Borrower with secured debt (unless equal and ratable liens shall be granted to secure the Facility) (other than usual and customary liens to be mutually agreed, the "Permitted Liens"); prohibition on (y) subsidiaries guaranteeing unsecured debt of the Borrower or the refinancing or replacement of unsecured debt of the Borrower with debt that is guaranteed by any subsidiary (unless each such subsidiary shall guarantee the Facility on a pari passu basis) and (z) the Borrower guaranteeing the debt of a subsidiary (subject to certain exceptions to be agreed and guarantees that are consistent with the Borrower’s past practice), in each case other than guarantees in effect on the date of the Commitment Letter; limitation on loans, advances, acquisitions and other investments (other than equity investments by the Borrower in any wholly-owned subsidiary of the Borrower; provided that the preferred stock of Unitil Energy Systems, Inc. outstanding on the date of the Commitment Letter shall be ignored for purposes of determining whether such entity is a wholly-owned subsidiary of Borrower);

limitation on fundamental changes; limitation on asset sales and other dispositions (including, without limitation, sale-leaseback transactions and dispositions arising from statutory divisions); prohibition on dividends, distributions, redemptions and repurchases of equity interests; limitation on transactions with affiliates (other than between or among two or more of the Borrower and any of its subsidiaries and with employment agreements and employment-related agreements deemed not to be transactions with affiliates); limitation on fiscal year and accounting practices; limitation on amendment of organizational documents; limitation on amendments of, or prepayments, redemptions and purchases of, subordinated and certain other debt; limitation on negative pledges, dividend and other payment restrictions affecting subsidiaries and other restrictive agreements; limitation on changes in line of business; limitation on amendment of material contracts (with employment agreements and employment-related agreements deemed not to be material contracts); prohibition on speculative hedging (the ordinary course purchase of natural gas supply or entitlements thereto consistent with past practice shall be deemed not to be speculative hedging); and prohibition on the formation or acquisition of foreign subsidiaries.

Events of Default:

Usual and customary for a facility of this type and consistent with Documentation Principles, limited to the following (with materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of obligations; material inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt; change of control; bankruptcy or insolvency; ERISA events; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation.

Indemnification and Expense Reimbursement:	Usual and customary for facilities of this nature.
Counsel to Administrative Agent:	Vinson & Elkins LLP.
Governing Law:	New York.

EXHIBIT C

Summary of Conditions2

The availability of the Facility shall be subject only to the satisfaction or waiver by the Commitment Party of the following conditions precedent on or prior to the Closing Date:

1.
The Financing Documentation, which shall be consistent with the terms and provisions of the Commitment Letter, will have been executed and delivered by the Borrower to the Administrative Agent, and the Administrative Agent shall have received (a) customary legal opinions (including, without limitation, opinions of local counsel as may be reasonably requested by the Administrative Agent, if applicable), (b) customary evidence of authority, authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower), (c) a written notice of borrowing, (d) customary officer’s certificates and (e) a solvency certificate of the Borrower’s chief financial officer, chief executive officer or other officer with equivalent duties, substantially in the form attached hereto as Annex I.
2.
Since December 31, 2024, there shall not have occurred any event, change, effect, occurrence, circumstance or condition, individually or in the aggregate, which has had, or would reasonably be expected to have, a Material Adverse Effect.
3.
On the Closing Date, after giving effect to the funding of any borrowing under the Facility occurring on the Closing Date and the application of proceeds thereof, neither the Borrower nor any of its subsidiaries shall have any outstanding indebtedness for borrowed money (other than Permitted Debt) or be subject to any liens (other than Permitted Liens).
4.
To the extent required by the Financing Documentation, all governmental, administrative and third party consents necessary to effectuate the Transactions shall have been obtained and delivered to the Administrative Agent and be in full force and effect.
5.
The representations and warranties contained in the Financing Documentation shall be true and correct in all material respects.
6.
No default or event of default shall have occurred and be continuing under and as defined in the Financing Documentation.

2 Capitalized terms used herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) or in Exhibit B attached to the Commitment Letter (the “Term Sheet”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1	Commitment Letter

7.
The Administrative Agent shall have received (a) the audited consolidated balance sheets of the Borrower and its subsidiaries as of December 31, 2022, December 31, 2023, and December 31, 2024, and related statements of operations, statements of changes in members’ capital and statements of cash flows for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 and (b) the unaudited consolidated balance sheet of the Borrower and its subsidiaries for each fiscal quarter of the Borrower elapsing after the date of the Commitment Letter and prior to the Closing Date for which financial statements are available, and related statement of operations, statement of changes in members’ capital and statement of cash flows for each such fiscal quarter; provided that the Administrative Agent shall be deemed to have received any such documents included in Borrower’s Forms 10-K or Forms 10-Q available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System.
8.
After giving effect to all the Transactions to occur on or prior to the Closing Date, including the payment in full of the purchase price (net of any purchase price adjustments on the Closing Date) under the Acquisition Agreement, the funding of any loan under the Facility, and the payment of all Acquisition Costs, the Borrower shall be in compliance with a Maximum Debt to Capitalization Ratio of 65%.
9.
The Commitment Party shall have received true and correct fully-executed copies of the Acquisition Agreement and all exhibits and schedules thereto, all amendments thereto and all material side letters and other material agreements and instruments executed and delivered in connection with the Acquisition.
10.
The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the effectiveness of the Facility, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph. The Acquisition Agreement shall not have been amended or waived or otherwise modified in a manner materially adverse to the Commitment Party without the consent of the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any increase in the purchase price of the Acquisition shall be deemed not to be material and adverse to the interests of the Lender and the Commitment Party so long as such increase is funded solely by cash of the Borrower and (b) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of the date hereof shall constitute a reduction or increase in the purchase price).
11.
The representations and warranties in the Acquisition Agreement made by or on behalf of the Seller and its subsidiaries that are material to the interests of the Lender (the “Specified Acquisition Agreement Representations”) shall be true and correct in all material respects, but only to the extent the failure of any Specified Acquisition Agreement Representation to be true and correct in all material respects gives you (or your affiliate) the right to terminate your (or your affiliate’s) obligation to consummate the Acquisition.
12.
The Commitment Party shall have received (i) the Financial Statements (as defined in the Acquisition Agreement) and (ii) the unaudited balance sheet of Target as of the end

C-3	Commitment Letter

of each June 30 and December 31 (commencing with the six months ending June 30, 2025) ended at least sixty (60) days prior to the Closing Date (as defined in the Acquisition Agreement).
13.
The Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information about the Borrower and its subsidiaries, as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or the Commitment Party that they determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Beneficial Ownership Regulation.
14.
All reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, upon the initial borrowings under the Facility, have been paid (which amounts may be offset against the proceeds of the Facility).
15.
The Closing Date shall have occurred on or before the Expiration Date.

C-3	Commitment Letter

ANNEX I to
EXHIBIT C

Form of Solvency Certificate

[See attached]

Annex I to Exhibit C	Commitment Letter

FORM OF SOLVENCY CERTIFICATE

[DATE]

SOLVENCY CERTIFICATE

[__], [__]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [●] of the Credit Agreement, dated as of the date hereof, among Unitil Corporation, a New Hampshire corporation (the “Borrower”) and The Bank of Nova Scotia, as the Administrative Agent and the lenders parties thereto (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the [Chief Financial Officer][Chief Executive Officer] of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after the consummation of the transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

Annex I to Exhibit C	Commitment Letter

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

UNITIL CORPORATION

By: ____________________________

Name: [_______]

Title: Chief Financial Officer

Annex I to Exhibit C	Commitment Letter